Exhibit 10.10

Confidential information has been omitted from portions of this document, indicated by [*], and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

AMENDED ALLIACENSE SERVICES AND NOVATION AGREEMENT

1.	PARTIES

The parties to this Agreement dated July 23, 2014 (the “Agreement”), are Alliacense LLC, a Delaware Limited Liability Company (“Alliacense”) and Phoenix Digital Solutions, LLC, a Delaware limited liability company (“PDS”). PDS has two Members, Patriot Scientific Corporation (“PTSC”) and Technology Properties LLC (“TPL”). TPL and Alliacense are owned by Daniel E. Leckrone (“Dan Leckrone”). Alliacense is managed by Daniel M. Leckrone (“Mac Leckrone”). PDS is presently managed by two Managers, Swamy Venkidu (“Venkidu”) and Carlton Johnson, Jr. (“Johnson”). TPL and Patriot are affected by the provisions related to a second licensing company in section 3(f), below, and so the two of them acknowledge the provisions of that section.

2.	RECITALS

This Agreement is made with reference to the following facts

a. Beginning in 2005, PDS and Technology Properties LLC entered and operated under a certain Master Agreement dated June 7, 2005, and at the same time a Commercialization Agreement, providing for commercialization of the Moore Microprocessor Patent portfolio (“MMP”) through licensing and litigation (“TPL ComAg”). Alliacense began carrying on many of those responsibilities for TPL.

b. In 2010, disagreements existed between Patriot on the one hand and TPL and Alliacense on the other resulting in litigation captioned Patriot Scientific Corporation v. Technology Properties, Ltd, et. al., Santa Clara Superior Court case No. 110-cv-169836. That litigation settled in 2010 under a settlement agreement between TPL and Patriot. That settlement is not affected by this Agreement (“Patriot/ TPL settlement”).

c. TPL sought Chapter 11 bankruptcy protection in the Northern District of California, Case no. 13-51589, on March 20, 2013. Patriot is an unsecured creditor in that bankruptcy related to the Patriot/TPL Settlement. This Agreement does not affect Patriot's claim or that of any other creditor in that bankruptcy.

d. On or about July 7, 2012, PDS, TPL, Patriot and Alliacense entered into new agreements under which Alliacense took on a direct contractual relationship with PDS to pursue commercialization of the MMP and to provide litigation support to Agility IP law (“Agility”), hired to conduct MMP patent infringement litigation. The agreements executed at that time include the Alliacense Services Agreement dated July 7, 2012 ("Services Agreement"). Except as the Services Agreement is affected herein, those agreements are not changed by this Agreement.

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e. Under the Services Agreement, the parties have had a number of disagreements about past payments allegedly due Alliacense, what quarterly advances should have been made and whether they are continuing, Alliacense’s role in pending and prospective litigation, and whether the MMP licensing program is proceeding effectively. Alliacense has presented monetary claims to PDS presently totaling $2,214,189 based on claims for past services and advances, and has claimed harm from the delay in such payment. This Agreement resolves all of those claims in dispute between the parties.

f. On or about June 13, 2014, Alliacense, PDS and Patriot agreed to terms to resolve disagreements between them and to define Alliacense’ role in MMP licensing and litigation going forward. A term sheet in that regard is attached hereto as Exhibit “A”. This Agreement is intended to memorialize, clarify and effect the term sheet and communications referenced therein.

g. On or about June 19, 2014, Agility entered into a new fee agreement with PDS providing for ongoing MMP litigation with HTC Corporation, for pending litigation in the Northern District of California with various infringers, for a share of future MMP licensing proceeds on specified terms, and for potential future MMP patent infringement litigation (“Agility Agreement”). This Agreement is intended to reflect consideration of the terms of this new agreement with Agility.

3.	AGREEMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

a. HTC

Alliacense has attempted to negotiate an MMP license with HTC without success. It provided litigation support in connection with the HTC trial in Fall 2013. The parties are presently in a negotiation to settle the HTC lawsuit and potentially issue an MMP license, or license with respect to some MMP patents, to HTC. Based on this, [*] The parties do not contemplate any significant future litigation support from Alliacense as to HTC; if needed, Alliacense will be paid at the hourly rates discussed in paragraph 3(b)(i) below.

Notwithstanding the foregoing, Alliacense shall not be obligated to provide any litigation support services. However, if Alliacense is requested in writing by PDS within no less than ten days advance notice of relevant deadlines, but declines to provide such litigation support services, its total fee, if any, as to HTC, shall be calculated [*].

b. Present Defendants

Alliacense has provided litigation support to Agility in connection with the unsuccessful ITC proceeding that also benefits Agility’s effort in the parallel North District of California actions against Barnes & Noble and others. Alliacense hereby agrees to permit Agility to utilize Alliacense intellectual property to pursue the Northern District of California cases currently pending. No fee of any kind is due Alliacense for that past service. If any work is required from Alliacense in support of those cases, it will be compensated in accordance with subparagraph 3(b)(i) only.

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With respect to present Defendants, if they do not take on MMP licenses in connection with any settlement, no fee will be earned by Alliacense. If they do take on MMP licenses in connection with a settlement, Alliacense’s fee will be calculated as [*]. For further clarification, the gross settlement with a present defendant is considered in the milestones of subparagraphs 3(d)(i), and (d)(ii).

Notwithstanding the foregoing, Alliacense shall not be obligated to provide any litigation support services. However, if Alliacense is requested in writing by PDS within no less than ten days advance notice of relevant deadlines, but declines to provide such litigation support services, its total fee, if any, shall be calculated on the [*].

(i) Alliacense litigation support

Alliacense will be compensated on an hourly basis on its Standard Rates previously set forth in Alliacense's May 18, 2011 memorandum (TPL 11-003780) attached as Exhibit C. Such support will provided only as requested by Agility, and further, the fees will be estimated in advance by Alliacense and approved by PDS before they are incurred. Under Agility’s fee arrangement with PDS, Alliacense’s fees are not costs of the Program, but the parties anticipate that if another litigation firm is retained for MMP patent infringement litigations, then Alliacense’s fee will be a cost borne by that law firm and not by PDS, meaning that Alliacense’s compensation from that law firm for litigation support will be decided as between Alliacense and that law firm. In no event will Alliacense charge for more than [*] litigation support personnel (this sentence replacing the Headcount provision of Ex. B, part IV(B) of the Services Agreement). The detail and support for such billing will be subject to the same industry custom and practice as in the legal industry.

(ii) Negotiations

Agility will lead the negotiations with the present Defendants working in conjunction with [*] and take its instructions from PDS, but Agility and [*] will consult and coordinate with each other in the best interests of the MMP Program. Agility may decide that it is more appropriate in certain circumstances for [*] to lead or conduct a negotiation. PDS will execute all MMP licenses.

c. Future Defendants

Alliacense’s compensation and role with respect to future litigation defendants shall be determined [*] provided that Alliacense continues to participate in licensing negotiations and activities as to such Defendants in cooperation with Agility (or other counsel). [*] Alliacense will make available its claim charts and license negotiation files to outside counsel as needed (subject to preservation of confidentiality).

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d. Future MMP licensing (Non-Defendants)

The "Licensing Services Fee" of the Services Agreement at 3.1.1 (“Licensing Services Fee”) [*]

For illustrative purposes see additional examples set forth in Exhibit B.

Any [*] are excluded from the milestone calculations of this paragraph 3(d).  As for installment payments, no future installment will be deemed received and the Alliacense Licensing Services Fee will be determined when future installments are received as though a new license had been written.

The provision of advances set forth in the Services Agreement at paragraph 3.2 is terminated.  No such advances will be provided.

The licenses written by another licensing company under paragraph 3(f) will not be credited toward Alliacense's Licensing Services Fee or affect the milestones.

(i) Dry period

A period of [*] days or more without receipt by PDS of $[*] or more in MMP license proceeds from Alliacense's licensing activities will restart the [*]% Licensing Services Fee, and licenses paid before the restart date will not be counted towards the cumulative amounts and Licensing Services Fee [*].  Beginning [*], the $[*] figure of the preceding sentence will be $[*].

(ii) One year milestone

This Agreement is subject to termination on written notice from PDS, if during any [*] period beginning on or after the date of this Agreement, PDS fails to receive at least $[*] from litigation and non-litigation MMP licensing by Alliacense. The exception to the foregoing is that [*].

(iii) Mixed licenses

Alliacense will not negotiate MMP and non-MMP licenses at the same time or in conjunction with each other, and neither at the expense of each other. No MMP license will be written without PDS’s consent, and no such mixed license will be written without its advance written consent. Alliacense will keep PDS apprised on a weekly basis of all MMP negotiations as well as negotiations of non-MMP prospective licenses (subject to preservation of confidentiality) with any potential licensee who has been approached during the previous year for an MMP license. If asked by prospective licensees to bundle licenses or negotiate IP portfolios together, Alliacense will indicate to such prospective licensees that it has a responsibility to its client(s) not to do so. A violation of this provision will be grounds for termination by PDS.

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(iv) Alliacense Contact

[*] will be the point of contact with PDS and Agility and will be in charge of MMP licensing. If [*] leaves Alliacense's employ, the [*] replacement by Alliacense must a) possess skills and experience acceptable to PDS, b) be unaffiliated with the current ownership of either TPL or Alliacense, and c) be promptly identified and retained by Alliacense so as to avoid any potential interruption to the licensing program. Each of these conditions must be met in order for the continuation of the Services Agreement. (This replaces paragraph 2.3 of the Services Agreement.)

(v) Licensing Activities

For sake of clarity, Alliacense licensing duties and responsibilities under the Alliacense Services Agreement include, but are not limited to the following:

1)	Define and develop worldwide licensing strategies;
2)	Study patent coverage for specific products;
3)	Develop claim charts to support Licensing Activities, but not litigation activities, provided however that PDS shall be responsible for the cost of acquiring the products of prospective licensees for the purpose of analyzing such products to create claim charts, but only to the extent PDS has provided written authorization for such acquisitions;
4)	Coordinate and manage licensing duties with outside legal counsel;
5)	Coordinate with legal counsel licensing data needs in patent litigation;
6)	Review and assess potential licensee candidates;
7)	Evaluate marketability of patents;
8)	Maintain and manage database of licensees relating to all MMP patent procedures and processes;
9)	Assist PDS with compliance of local, state and federal reporting relating to patent issues;
10)	Review patent issues in mergers and acquisitions; and
11)	Perform other duties, as reasonably requested by Patent owner and agreed to by Alliacense.
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Notwithstanding the foregoing, Alliacense shall not be obligated to provide any litigation support services. However, if Alliacense is requested in writing by PDS within no less than ten days advance notice of relevant deadlines, but declines to provide such litigation support services, its total fee, if any, shall be calculated [*].

e. Past Alliacense claims

With respect to the past sums in dispute totaling $2,214,189, that will be resolved by payment to Alliacense of $623,000. Of that amount, $300,000 was paid in November 2013 and another $161,500 was paid on June 20, 2014. The remaining balance, $161,500, will be paid by PDS within 2 business days of the parties' execution of this Agreement, including the acknowledgements of paragraph 3(f).

f. Patriot Licensing Company

To reinvigorate the MMP Program, the parties agree that Alliacense will be the exclusive licensor as to approximately half of the universe of prospective licensees, and one or more other licensing companies as to the balance. The licensing companies will not be in competition and it is in their interests and that of the MMP Program for all licensing to achieve its maximum potential. [*]. The licensing companies will coordinate their efforts in the best interests of the MMP Program.

(i) Dividing the universe of MMP licensees

Alliacense shall, once Patriot identifies as a second licensing company on terms approved by Patriot, [*] This group shall be the “Group 1 Designees”. The other list, [*], shall be called “Group 2 Designees”. Alliacense represents and warrants that all companies or entities known to Alliacense as infringing, or potentially infringing, on any of the MMP patents, or which are otherwise candidates or potential candidates for licensing some or all of the patents within the MMP Portfolio, are included in either the Group 1 or Group 2 Designee listings.

(ii) Patriot will arrange for PDS to enter into a Commercialization Agreement with another licensing company (“Patriot Licensing Company”) on terms determined by Patriot.

(iii) [*]. In exchange for providing this information, PDS shall compensate Alliacense [*] from any Group 1 Designee so long as a) all or a significant portion of the aforementioned items constituting Work had been provided, and b) [*]. This [*] fee will no longer be due and payable on any amounts received after two years from the date of this Agreement.

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(iv) In addition to the present Defendants which are excluded from the preparation of the two listings described in section 3.f.(i) above, Alliacense may also exclude up to three (3) entities for which substantive, on-going, current and demonstrable bona fide negotiations have been in process up through, and as of, the date of this Agreement. Alliacense shall disclose to Patriot the names of these three entities immediately upon notification by Patriot that a second licensing company has been identified. Alliacense shall retain the right to market the MMP Portfolio to these entities for licensure for a period of 150 days after the execution of this Agreement. After the 150 day period, the right to market to these three entities (or any of the three that remain unlicensed) shall be allocated between Alliacense and the Patriot Licensing Company, with the Patriot Licensing Company allowed the first selection, Alliacense the second selection, and Patriot the third selection.

g. Other Changes to July 2012 Alliacense Services Agreement

(i) [*]. Alliacense is not due a Licensing Services Fee [*]. It will be entitled to a [*] Licensing Services Fee [*] when and if paid. The percentage does not change based on other licensing activities.

(ii) No quarterly advances. The parties have discontinued the practice of quarterly advances provided in the Alliacense Service Agreement.

(iii) Compensation Provision. The compensation provisions of paragraph 3 of the Services Agreement are superseded by this Agreement.

(iv) Litigation Support Projects. These projects have ended.

4.	MISCELLANEOUS

a. Payments to Alliacense shall be due and payable (i) within ten business days of receipt of Recovery by PDS, for payments based on Recovery, and (ii) within thirty business days of PDS’ receipt of an Alliacense invoice for payments based on hourly billing. The gross amount of all payments due Alliacense hereunder shall be paid in US dollars on or before the due date in “same day” funds by wire transfer pursuant to the table below (or to such other account as Alliacense may designate at any time):

Account Name	[*]
Account #	[*]
Bank Name	[*]
ABA / Routing #	[*]
SWIFT Code	[*]

Interest is due on all late payments (greater than 30 days) except amounts disputed in good faith, and will be calculated on the unpaid balance at 2% above the then valid 3-month London Interbank Offered Rate until paid.

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b. Dispute Resolution

(i) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place.

(ii) Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (“First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired.

(iii) All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

(iv) At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by the Judicial Arbitration and Mediation ("JAMS") Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Paragraph 1 above.

(v) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Paragraphs 1 and 2 above are pending and for 45 calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling.

(vi) Either party may then commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested.

(vii) The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.

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(viii) All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(ix) If the matter is not resolved by negotiation pursuant to paragraphs (i)-(viii) above, the parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the clause set forth in subparagraphs (x)-(xiii) below.

(x) Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire.

(xi) The arbitration is to be conducted by a sole arbitrator. The arbitrator shall be a retired judge affiliated with JAMS or its successor.

(xii) The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in California. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(xiii) The arbitration shall take place in San Jose, California.

(xiv) This section supersedes the Dispute Resolution provision of the Services Agreement.

c. Mutual Release. Effective as of the Effective Date, Alliacense, LLC and its agents, attorneys, employees, spouse, predecessors, successors, heirs and assigns of each of the foregoing (collectively, the "Alliacense Parties"), on the one hand, and Phoenix Digital Solutions (“PDS”), and Patriot Scientific Corporation (“Patriot”), on the other hand, hereby release and forever discharge each other, and each of the their respective past and present agents, managers, members, affiliates, attorneys, directors, officers, employees, insurers, predecessors, successors, heirs and assigns from any and all claims, demands, controversies, actions, causes of action, suits, proceedings, obligations, liabilities, fines, penalties, costs, expenses, attorneys’ fees, and damages arising out of their past dealings with each other including but not limited to under the Alliacense Services Agreement dated July 7, 2012.

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It is the Parties’ intention that the foregoing release shall be effective as a bar to all matters released herein. In furtherance, and not in limitation of such intention, the release described herein shall remain in effect as a full and complete release, notwithstanding the discovery or existence of any additional information or different facts or claims. To further effectuate this intention, the Parties hereby waive their rights under California Civil Code section 1542, and any statute, rule, or legal doctrine similar to California Civil Code section 1542. Section 1542 provides as follows:

A GENERAL RELEASE DOES EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In waiving the provisions of California Civil Code section 1542, the Parties acknowledge that they may hereafter discover facts in addition to or different from those which they now believe to be true with respect to the matters released herein, but agree that they have taken that possibility into account in reaching this Agreement, and that the release given here shall remain in effect as a full and complete release notwithstanding the discovery or existence of such additional or different facts, as to which the Parties expressly assume the risk.

d. Consideration Acknowledged. The Parties acknowledge that the provisions and faithful performance of this Agreement provide mutually sufficient consideration for any and all rights, duties, or obligations created herein.

e. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and may be served by both facsimile and a nationally recognized overnight courier service or by hand delivery and shall be deemed to have been given: (a) if delivered in person, when delivered or (b) if delivered by facsimile and overnight courier service, on the date of transmission, upon confirmation of such facsimile, if transmitted on a business day before 5:00 p.m., Pacific Time, or if not, on the next succeeding business day. Notices shall be addressed to the Parties at the following addresses:

Notice to Alliacense:

Alliacense Limited LLC

c/o Mac Leckrone, President

20883 Stevens Creek Boulevard

Suite 100

Cupertino, CA 95014

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Notice to Patriot:

Patriot Scientific Corp.

c/o Clifford Flowers

701 Palomar Airport Road, Suite 170

Carlsbad, CA 92011

Notice to PDS:

Carlton Johnson, Jr., Manager

c/o Patriot Scientific Corp.

701 Palomar Airport Road, Suite 170

Carlsbad, CA 92011

Arocklyaswamy Venkidu, Manager

c/o Patriot Scientific Corp.

701 Palomar Airport Road, Suite 170

Carlsbad, CA 92011

Notice to Counsel for Patriot:

Charles T. Hoge, Esq.

Kirby Noonan Lance & Hoge, LLP

350 Tenth Avenue, Suite 1300

San Diego, CA 92101-8700

f. Warranties. All Parties warrant and represent that they have not assigned the claims being released herein to third parties.

g. Entire Agreement. This Agreement embodies the final, entire agreement between the Parties hereto and except as otherwise provided herein, supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the Parties hereto. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the Parties.

h. Successors and Assigns. This Agreement shall be for the benefit of and binding upon the Parties and their respective representatives, successors and assigns.

i. Representations. Each Party acknowledges that the terms of this Agreement have been completely read and are fully understood and voluntarily accepted by each Party, after having a reasonable opportunity to retain and confer with counsel. The Parties enter into this Agreement after a full investigation, and the parties are not relying upon any statements or representations not embodied in this Agreement.

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j. Capacity and Authority. The Parties each represent and warrant that they have the power, authority, and capacity to enter into this Agreement and that this Agreement is valid, binding, and enforceable upon them.

k. Severability. Should any portion or clause of this Agreement be found to be invalid, illegal, void, voidable or unenforceable for any reason whatsoever, this Agreement shall be read as if it did not contain said portion or clause. The Parties intend for any such invalid portion or clause to be severable from the remainder. Any such clause or portion and its severance shall not affect the validity or effect of the remaining provisions of the Agreement.

l. Section Headings. The captions, subject, section and paragraph headings in this Agreement are included for convenience and reference only. They do not form a part hereof, and do not in any way modify, interpret or reflect the intent of the Parties. Said headings shall not be used to construe or interpret any provision of this Agreement.

m. Modifications. No change in, addition to or erasure of a printed portion of this Agreement shall be valid or binding and no verbal Agreement of any nature relating to the subject matter of this Agreement or to any relationship between the parties will be considered valid or enforceable. This Agreement may not be superseded, modified or amended orally and no modification, waiver or amendment shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

n. No Presumption Against Drafting Party. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party because said party drafted or caused the Party's legal representative to draft any of these provisions. This Agreement shall be construed without reference to the identity of the Party or Parties preparing the same, it being expressly understood and agreed that the Parties participated equally or had equal opportunity in the drafting thereof. The parties understand that the Agreement has been drafted for convenience by counsel for Patriot because PDS is not represented and because Alliacense is owned and managed by counsel.

o. Parties in Interest. Except as provided in the general release provisions of this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or arising by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assignees. Other than as described in the general release above, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any Party.

p. California Law. This Agreement shall be construed and enforced in accordance with California law.

q. Execution Via Facsimile and in Counterparts. This Agreement can be executed in counterparts and signatures sent via facsimile will be treated as original signatures.

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5.	SIGNATURES
Phoenix Digital Solutions, LLC

By:	/s/ Arocklyaswamy Venkudi 7/24/14
By:	Arocklyaswamy Venkidu, Manager /s/ Carlton Johnson, Jr. 7/24/14
Carlton Johnson, Jr., Manager

Alliacense, LLC

By:	/s/ Mac Leckrone 7/23/14
Mac Leckrone, President

Agreed to as to the Other Licensing Company provisions of section 3(f):

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Exhibit A- Term Sheet

[*]

Exhibit B- Illustrative Example

Assume License Proceeds Received on:	License Amount	Cumulative	Compare to Term Sheet

[*]

Initials:
Venkidu __________
Johnson __________
Mac Leckrone __________

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Exhibit C- Alliacense Standard Rates

TPL-CONFIDENTIAL

OCC-TPL NDA DTD [*]

USBC CH 11 NO. 13-51589

Rate Schedule: as of [*]

Position	Pay Grade	Market Rate	Standard Rate
Admin	Admin	[*]	[*]
Business Analysis	Business Analysis 1 Business Analysis 2	[*]	[*]
Executive	Executive	[*]	[*]
IP Analysis	IP Analysis	[*]	[*]
IP Legal	Admin Executive IP Legal 1 IP Legal 2 IP Legal 3	[*]	[*]
Reverse Engineering	IP Analysis Reverse Engineering	[*]	[*]
Sales	Sales	[*]	[*]
Systems	Systems	[*]	[*]
Technical Experts	IP Legal 2 Technical Experts	[*]	[*]

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